Issuer Free Writing Prospectus dated February 9, 2024

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated January 29, 2024

Registration No. 333-275197

RAYTECH HOLDING LIMITED February 2024

This free writing prospectus relates to the proposed public offering of the ordinary shares (“Ordinary Shares”) of RAYTECH HOLDING LIMITED (the “Company”, and together with its subsidiaries, “We” or the “Group”), a limited liability company formed under the laws of the Cayman Islands and should be read together with the registration statement of the Company we initially filed with the U . S . Securities and Exchange Commission (the “SEC”) on October 27 , 2023 , for the offering to which this presentation relates, as amended (together with any subsequent amendments, the “Registration Statement”) . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may access these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or the underwriter will arrange to send you the prospectus if you contact Revere Securities, LLC, 650 Fifth Avenue – 35 th Floor New York, NY , NY 10019 , or via email : contact@reveresecurities . com, or contact WFS Investor Relations Inc . via email : services@wealthfsllc . com or calling + 1 628 283 9214 . This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward - looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this presentation. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward - looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to: assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items; our ability to execute our growth strategies, including our ability to meet our goals; current and future economic and political conditions; our capital requirements and our ability to raise any additional financing which we may require; our ability to attract customers and further enhance our brand recognition; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; trends and competition in the personal care electrical appliances industry; and other assumptions described in this presentation underlying or relating to any forward - looking statements. We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” in the Registration Statement . We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by law, we undertake no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should read this presentation and documents that we refer to in this presentation and have filed as exhibits to the Registration Statement, of which this presentation is a part, completely and with the understanding that our actual future results may be materially different from what we expect . Raytech Holding Limited | Page 2 DISCLAIMER

PRIMARY OFFERING SUMMARY Raytech Holding Limited | Page 3 • Raytech Holding Limited Issuer • NASDAQ Capital Market / RAY Listing / Ticker • Initial Public Offering Offering Type • 2,500,000 Ordinary Shares Shares Offered • 375,000 Ordinary Shares (15% of base offering) Over - Allotment Option • US$4.00 - US$5.00 per share Price Range • Brand promotion and marketing • Recruitment of talented personnel • Strategic investment and acquisitions • General working capital Use of Proceeds • 180 days (for directors and officers, 5% or more shareholders, except for the selling shareholders set forth in the “Resale Prospectus” on page 60 of the Registration Statement) Lock - up • Revere Securities LLC Underwriter Please see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there a risk of loss.

Growth Strategies Industry Overview Company Overview 01 02 Investment Highlight 03 04 Financials 05 Raytech Holding Limited | Page 4

ABOUT US 1. Pure Beauty Manufacturing Company Limited is a wholly - owned subsidiary of the Company. We use our expertise in personal care electrical appliances to promote consumer lifestyles and raise awareness about personal grooming. Through our subsidiary Pure Beauty 1 in Hong Kong, we source and wholesale personal care electrical appliances for international brand owners. We intend to expand our business from Hong Kong to the U.S., Europe and other Asia markets. We also offer product design and development collaboration as an added service. Our main focus is marketing these products in Japan. We have over 10 years of industry experience starting in 2013. Financials Growth Strategies Investment Highlights Industry Overview Company Overview

Hair dryer, hair straightener and curling iron Hair styling Facial shaver, nose trimmer and eyebrow trimmer Trimmer Eyelash curler Eyelash curler Neck cooler Neck care Nail polisher Nail care Tooling Tooling Body and facial brush, reset brush, callus remover, sonic peeling, handy fan and others Others OUR PRODUCTS Raytech Holding Limited | Page 6 • Throughout our years of operation, we have successfully sourced and wholesaled a diverse range of personal care electrical appliances and our R&D team has over 16 years of combined industry experience in engineering and supply chain management. • We serve our customers through sourcing or arranging the production process of design to manufacturing and shipping. • Our specialization lies in sourcing and wholesaling hair dryers from our hair styling series, which offer salon - style hair protection and styling features, as well as compact designs suitable for travel. • We also offer product design and development collaboration services to our clients. Financials Growth Strategies Investment Highlights Industry Overview Company Overview

SALES BY PRODUCT CATEGORY Eyelash Curler Others Trimmer Tooling Hair Styling 61% 14% 21% 1% 2% For the six months ended September 30, 2023 2% Nail Care Raytech Holding Limited | Page 7 Hair styling Others Trimmer Tooling Nail care Eyelash Curler Financials Growth Strategies Investment Highlights Industry Overview Company Overview Please see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there a risk of loss.

MARKET AND INDUSTRY

Company Overview | Industry Overview | Investment Highlights | Growth Strategies | Financials



Expanding Global Market Size

- Global market size for personal care electrical appliances was US$21.6 billion[1] in 2022, US$21.27 billion in 2023 to US$22.75 billion in 2024[2].

Key Players Dominate

- Key players include for example Conair Corporation, Dyson Ltd, Helen of Troy Limited, Colgate-Palmolive Company, Koninklijke Philips N.V., The Procter & Gamble Company, among others.

Raytech Serves International Brands

- Our company has a focus on the Japanese market.
- Personal care electrical appliances in Japan saw a 10.8% increase in sales value in 2023, reaching Japanese Yen 307.6 billion (US$2.1 billion), driven by higher average unit prices and product upgrades[3].
- Panasonic Corp holds the largest market share of 44.8% in the Japanese market, followed by Koizumi Seiki Corp., Tescom Co. Ltd., Procter & Gamble Far East Inc., Philips Electronics Japan Ltd., and Hitachi Appliances Inc[3].

Development Trends

- Consumers are willing to pay higher prices for quality and unique product functions.
- Hair care appliances remain a significant category, with both established brands and new entrants offering high-quality products.
- Innovations in body shavers, such as integrated skin care features and slim designs for travel, are expected to perform well.



1. *Personal Care Electrical Appliances Market Size 2023-28 Market Research Report" by IMARC Group.*
2. *Personal Care Appliances Global Market Report 2024 – By Product (Hair Care, Hair Removal, Oral Care, Other Products), By Distribution Channel (Online, Offline), By End-Use (Female, Male) – Market Size, Trends, And Global Forecast 2024-2033" published by The Business Research Company.*
3. *Study performed by Euromonitor International, December 2023.*

Raytech Holding Limited | Page 8

FUTURE DEVELOPMENT Significant growth 1 Global market for personal care electrical appliances is projected to reach US$30.2 billion by 2028, with a compound annual growth rate (CAGR) of 5.5% during 2023 - 2028. Some challenges: ● Rise in disposable incomes and expansion of organized retail sector ● Social media advertising and promotions ● Technological advances and energy efficiency innovations ● Change of lifestyle pattern and fashion trends that drive customers to splurge on styling and aesthetically appealing self - grooming devices for personal care and hygiene Key market drivers and opportunities: Constraint 1 Constraint 2 Disposal of electrical appliances leads to an increase in plastic waste, posing an environmental concern. Emerging markets may experience slower growth compared to developed markets due to lower priority given to personal care and hygiene. Raytech Holding Limited | Page 9 1. Personal Care Electrical Appliances Market Size 2023 - 28 Market Research Report” by IMARC Group. Financials Growth Strategies Investment Highlights Industry Overview Company Overview

LONG - TERM RELATIONSHIP WITH CUSTOMERS Raytech Holding Limited | Page 10 • Top 10 seller in the personal care electrical appliance market in Japan. • In the six months ending September 30, 2023, we generated 81% of our total revenue from Koizumi Seiki Corp., with another customer, a global distributor of consumer products, contributing 17% of our total revenue. These long - term business relationships have been vital to our success. • With our experience and expertise in the personal care electrical appliances industry, we are confident in maintaining our strong relationships with existing customers. • We are actively exploring opportunities to expand our market share in the United States, Europe, and other Asian markets in the near future. Strong relationship with Koizumi Seiki Corp. Financials Growth Strategies Investment Highlights Industry Overview Company Overview Well - established supply chain processes • We select manufacturers considering cost, quality and on - time delivery. • Our collaborating manufacturers have implemented systems that meet high quality and safety standards, both locally and internationally. Long - term relationships with specialized manufacturers • Our main collaborating manufacturers have well - established supply chain processes for material procurement and manufacturer selection. Please see offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investment may be speculative, illiquid and there a risk of loss .

COMPETITIVE STRENGTHS Raytech Holding Limited | Page 11 Strong industry presence with 10 - year operating history and emphasis on hair styling products • Management team with 30 years of experience in the electrical appliance industry has been instrumental in driving our business growth with strong commitment. • Through our research and development expertise, we have expanded our product offerings and built strong relationships with our customers. • We work closely with our customers, seeking their feedback and understanding their requirements, enabling us to develop desirable and customer - centric products. Quality control system, which allows us to deliver high quality products and maintain market reputation • Quality is of utmost importance to us, and we have implemented a stringent quality control system. • We ensure that our products meet the required quality standards and safety regulations, such as those established by ISO and international safety standards . • Our long - standing relationships with renowned brand owners in the industry attest to the high quality of our products. Highly experienced management team with strong commitment • Most senior management have worked for the Company for over 10 years and have extensive experience in personal care and lifestyle electrical appliances industry . • They help formulate sound business strategies, identify risks and opportunities . Financials Growth Strategies Investment Highlights Industry Overview Company Overview

Financials Growth Strategies Investment Highlights Industry Overview Company Overview HIGHLIGHTS OF MANAGEMENT EXPERIENCE Raytech Holding Limited | Page 12 — Ching Tim Hoi, Chief Executive Officer and Chairman • 30+ years experience in the electrical appliances industry, with specialization in hair and beauty products • Expertise spanning sales, marketing, business development, and project management • Founded Pure Beauty in April 2013 & serves as Chief Executive Officer and Director since • Executive Director, Zhongshan Raytech Electrical Appliances Manufacturing Co. Ltd, one of our collaborating manufacturers • Serves as Vice President at the Hong Kong Electrical Appliance Industries Association (HKEAIA) • Elected as a fellow by the Social Enterprise Research Academy in July 2019 — Wan Yee Hing, Chief Financial Officer Nominee • 15+ years of experience in auditing, corporate accounting, and financial management • Financial Controller, Pure Beauty, since June 2020 • Finance Manager, G4S (Holding) Limited, 2014 to 2017 • Accounting Manager, UGC Technology Limited, 2010 to 2014 • Senior Assurance Associate, BDO Limited, 2005 to 2010 • Received a Bachelor of Arts degree in accountancy from the Hong Kong Polytechnic University in 2005 • Member of the Hong Kong Institute of Certified Public Accountants (HKICPA) since January 2009 — Ling Chun Yin, Director Nominee • 15+ years of experience in lifestyle electrical appliances, specializing in project management and product development • Assistant to the CEO, Pure Beauty, since 2013 • Assistant to CEO, Raytech Holdings Company Limited, since Sep 2010 • Assistant Sourcing Manager, Novo Nordisk A/S (NYSE: NVO), Jan 2008 - Sep 2009 • Senior supply chain officer, Spectrum Brands Inc. (NYSE: SPB). Nov 2004 - Dec 2007 • Holds a Bachelor of Business degree in Logistics & Supply Chain Management from the Royal Melbourne Institute of Technology *The appointment of the Company’s Chief Financial Officer and independent directors will become effective upon the effectiveness of the Registration Statement.

Financials Growth Strategies Investment Highlights Industry Overview Company Overview EXPERIENCED BOARD OF DIRECTORS Raytech Holding Limited | Page 13 — Li Wan Venus, Independent Director Nominee • 10+ experience in manufacturing industry • Development Manager at Sun Lik Shoes & Metal Co., Ltd., a Hong Kong - based shoe manufacturer established in 1980, since 2010 • Responsibilities at Sun Lik include managing factory operations in China, overseeing the sales team, and driving business development • Received a Bachelor of Economics degree from Simon Fraser University in 2002 • Held a Master's degree in Business from Hong Kong Polytechnic University in 2009 — Fok Pak Kin Charles, Independent Director Nominee • 20+ years of sales and marketing experience • Currently Sales Manager at Draco International Jewelry, focusing on marketing development and jewelry product design for overseas markets • Previously, Director, Ninobaby HK Company, overseeing manufacturing management & product development; • Explored new markets for Ninobaby HK Company in the US and Taiwan • Worked at King Sing Jewelry Ltd., 2003 - 2006, and Max Ent Ltd., 2006 - 2009, promoting jewelry and electronic products to overseas customers • Received a Bachelor of Arts degree in Economics from the University of Saskatchewan in Canada (2003) — Yiu Wing Hei, Independent Director Nominee • Extensive experience in investment and corporate finance • Investment Director, General Nice Group, 2010 - 2015, advising on M&A and corporate strategies • Executive Director, Finet Group Limited, 2010 - 2018, a HKEX - listed financial information provider • Founded Nice Talent Asset Management Limited in 2018, providing operational, managerial, and marketing consultancy services • Sold Nice Talent to Future Fintech (Hong Kong) Limited in 2021 • Received a Bachelor's degree in Economics and Finance from the University of Hong Kong in 2003 *The appointment of the Company’s Chief Financial Officer and independent directors will become effective upon the effectiveness of the Registration Statement.

GROWTH STRATEGIES Our Goal: become a leading product design and development office in personal care and lifestyle electrical appliances industry in Asia Raytech Holding Limited | Page 14 • Explore new product lines • Continue to expand men’s personal care and hair care and styling product lines • Broaden sales through providing technical expertise to the potential and new customers in personal care electrical appliance market • Approach customers who sell and market their personal care electrical appliances in Europe, the US and other Asia markets Expansion of Market • Expanding our customer base and improving our local connections from Hong Kong to the U.S., Europe and Asia markets. • Invest more in sales and marketing function in these regions and closely monitoring orders and promptly addressing customer needs to demonstrate our commitment to these new markets. • Allocate more resources to attract potential customers and increase orders. Recruit, Retain and Develop Employees • To expand and grow our business, we need to recruit highly experienced employees in sales, marketing, operations, production, and manufacturing. • Becoming a publicly - traded company help enhance our reputation and attract more talented individuals to join our team. • We plan to allocate 25% of the proceeds from the offering to recruit additional experienced staff. • We also aim to bring on necessary R&D personnel to support the development of new product lines. Financials Growth Strategies Investment Highlights Industry Overview Company Overview

FINANCIALS Tooling Others Raytech Holding Limited | Page 15 18.5 45.1 33 45.5 50 45 40 35 30 25 20 15 10 5 0 Years ended March 31 HKD Million Revenue * Six months ended September 30 2022 2023 65% 0% 10% 19% 14% 2% 1% 4% 2% 61% 21% 2% 80% 60% 40% 20% 0% Hair styling Trimmer Tooling Others Sales by Product Category (Six months ended September 30) Eyelash curler Nail Care 2022 2023 38% 15% 14% 22% 19% 4% 3% 62% 0% 7% 3% 0% 7% 7% 80% 60% 40% 20% 0% Hair styling Trimmer Eyelash curler Sales by Product Category (Years ended March 31) Neck Care Nail Care 2022 2023 +78.8% +0.9% Financials Growth Strategies Investment Highlights Industry Overview Company Overview * The increase in revenue was principally driven by 1) a significant increase in sales of hair styling series within our personal care products; 2) launch of a new revenue stream during the period ended September 30, 2023 in sales of tooling, which contributed materially to the increase in sales for the period. Please see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there a risk of loss.

FINANCIALS Raytech Holding Limited | Page 16 2.4 Income from Operations 10.7 7.0 7.2 0 2 4 6 8 10 12 Six months ended September 30 Years ended March 31 HKD Million +192.8% - 32.9% 1.9 6.4 6.3 Net Income * 9.4 10 9 8 7 6 5 4 3 2 1 0 Six months ended September 30 Years ended March 31 HKD Million 2022 2023 2022 2023 *The increase in net income during the six months ended September 30, 2023 as compared to the same period ended September 30, 2022 was predominantly due to an increase in revenue and a decrease in selling, general and administrative expenses. Whereas The decrease in net income for the year ended March 31, 2023 as compared to the same period ended March 31, 2022 was predominantly due to an increase in operating expenses. - 33.3% +229.9% Financials Growth Strategies Investment Highlights Industry Overview Company Overview Please see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there a risk of loss.

sales@raytech.com.hk +852 2117 0236 https ://w ww .raytech. c om.hk/ THANKS Investor Relations WFS Investor Relations Inc. services@wealthfsllc.com +86 138 117 68599 +1 628 283 9214 Underwriter Revere Securities LLC info@reveresecurities.com Address: 650 Fifth Avenue, 35FL New York, NY 10019 RAYTECH HOLDING LIMITED